Exhibit 99.1

Source Capital Announces U.S. Federal Tax Treatment of 2025 Dividends

LOS ANGELES, January 28, 2026--- Source Capital (NYSE: SOR) (the “Fund”) announced today the U.S. federal income tax treatment of its 2025 dividends and a $2.50739554 deemed distribution to shareholders of record as of December 31, 2025.

Federal Tax Treatment of 2025 Dividends

Record Date	Payable Date	Amount Paid Per Share	Ordinary Income Dividends (1)	Long-Term Capital Gain Distributions
1/17/2025	1/31/2025	$0.208300	$0.149872	$0.058428
2/14/2025	2/28/2025	$0.208300	$0.149872	$0.058428
3/14/2025	3/31/2025	$0.208300	$0.149872	$0.058428
4/16/2025	4/30/2025	$0.208300	$0.149872	$0.058428
5/15/2025	5/30/2025	$0.208300	$0.149872	$0.058428
6/17/2025	6/30/2025	$0.208300	$0.149872	$0.058428
7/16/2025	7/31/2025	$0.208300	$0.149872	$0.058428
8/14/2025	8/29/2025	$0.208300	$0.149872	$0.058428
9/17/2025	9/30/2025	$0.208300	$0.149872	$0.058428
10/16/2025	10/31/2025	$0.208300	$0.149872	$0.058428
11/14/2025	11/28/2025	$0.208300	$0.149872	$0.058428
12/16/2025	12/30/2025	$0.208300	$0.149872	$0.058428
		$2.499600	$1.798464	$0.701136

(1)	Ordinary Income Dividends are to be included as dividend income on your tax return and 15.78% of these amounts are Qualified Dividend Income.

A Form 1099 will be mailed to all shareholders of record on dividend record dates which sets forth the specific amounts to be included on their 2025 tax returns. For Corporate shareholders, 9.14% of Ordinary Income Dividends qualifies for the 70% corporate dividends received deduction.

State Tax Information:

10.4779% of the amounts reported in column (1) were derived from U.S. Treasury Securities.

Notice to Dividend Reinvestment Plan Participants:

When additional shares are issued by Source Capital under the Automatic Reinvestment Plan at a discount from the market price, a participant in the Plan is treated for federal income tax purposes as having received a taxable distribution equal to the market value of the shares purchased. In effect, the discount from market price at which shares are purchased is added to the amount of the cash distribution to determine the total value of the taxable distribution. Such value also becomes the participant's tax basis for the shares purchased under the Plan.

For the year ended December 31, 2025, none of the distributions paid were reinvested at a discount from the market price.

Deemed Distribution of $2.50739554 per share:

The Fund also announced a deemed distribution of $2.50739554 per share attributable to shareholders of record as of the close of business on December 31, 2025. We have provided a number of questions and answers below regarding deemed distributions generally, as the Fund has not retained realized gains since 1989.

What is a deemed distribution?

For U.S. federal income tax purposes, the Fund has elected to be treated as a registered investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the ”Code”). To continue to qualify as a RIC for U.S. federal income tax purposes and obtain favorable RIC tax treatment, the Fund must meet certain requirements, including certain minimum distribution requirements. Subchapter M provides the Fund with two choices regarding distributing its net capital gains: (i) it can retain them and designate the retained amount as a deemed distribution or (ii) it can pay out the gains as a cash distribution to its shareholders.

The Fund has declared a deemed distribution of $2.50739554 per share to the Fund’s shareholders of record as of the close of business on December 31, 2025. When the Fund declares a deemed distribution, instead of a cash distribution paid to shareholders, the Fund pays a 21% corporate-level U.S. federal income tax on the retained net long-term capital gains. In turn, shareholders are deemed to have received a capital gain dividend and are deemed to have paid the tax that is actually paid by the Fund. As a result, shareholders receive a tax credit that they can use to offset their tax on the deemed distribution or for other purposes, including claiming a refund, as appropriate. Shareholders also increase their adjusted tax basis in their shares of the Fund by the amount of the deemed distribution, net of U.S. federal income taxes paid by the Fund and deemed paid by the shareholder. The tax effect is the same as if the capital gains had been distributed to the Fund’s shareholders in cash, who then elected to reinvest their proceeds, net of the tax paid by the Fund (i.e., 79% of the amount received after the 21% tax is applied).

Why did the Fund choose to declare a deemed distribution rather than a cash dividend at this time?

The Board of Trustees, after careful review and deliberation, determined that it is in the best interest of the Fund and its continued growth to declare a deemed distribution. The retained capital will enable the Fund to pursue future investment opportunities and allow the Fund’s net asset value to continue to grow in an efficient manner.

What are the relevant distribution dates for the deemed distribution?

As there is no cash being paid out, there is no payment date for the deemed distribution. However, the deemed distribution of $2.50739554 per share and corresponding tax credit are attributable to shareholders of record on December 31, 2025.

Who will send me the tax information of the deemed distribution?

The deemed distribution is considered paid to shareholders of record as of December 31, 2025. All relevant tax information will be included in the Internal Revenue Service (“IRS”) Form 2439 (Notice to Shareholder of Undistributed Long-Term Capital Gains), to be mailed in January 2026 to holders of record.

If you own your shares in “street name,” your brokerage firm or bank will send you the relevant tax information. If you own your shares directly in your name, Equiniti Trust Company, LLC, the Fund’s transfer agent, will send you the tax information. If you have not received the information by March 2026, you should contact your brokerage firm’s or bank’s tax department and request that information.

Please note, the Form 2439 will be mailed to the address of record on the account, therefore, if you hold your shares in a typical taxable account (e.g., a joint account, an individual account), your brokerage firm will mail the Form 2439 to the address of record (e.g., your home address). If you hold your shares in a tax-deferred account, such as a retirement account (e.g., an IRA, or Roth IRA), the Form 2439 for that account will likely not be mailed to you; rather, it will be delivered internally to the brokerage firm’s custodian for the retirement accounts. For such accounts, your brokerage firm/custodian will file an IRS Form 990-T to request, on your behalf, a tax refund. The purpose of Form 990-T is further explained below.

What are the tax consequences of the deemed distribution to me as a shareholder?

The following example generally illustrates the tax treatment under Subchapter M of the Code for the Fund and its shareholders of record on December 31, 2025 with regard to the $2.50739554 per share net long-term capital gain to be retained by the fund and designated as a deemed distribution:

(1)	The Fund will pay U.S federal income tax of 21% on the undistributed net long-term capital gain on behalf of shareholders.

(2)	All shareholders will receive a U.S. federal income tax credit equal to their allocable share of the 21% U.S. federal income tax paid by the company on the undistributed capital gain. Generally, this credit will be applicable for the 2025 taxable year for shareholders that are individuals or otherwise have a calendar-year taxable year.

a.	Shareholders that are subject to U.S. federal income taxation generally can use that credit to offset their U.S. federal tax liabilities for the stockholder’s taxable year in which the last day of the Fund’s taxable year falls (generally, the 2025 taxable year for shareholders that are individuals or otherwise have a calendar-year taxable year) and can claim a refund on their U.S. federal income tax return (for example on Form 1040) to the extent of any unused credit.

b.	Shareholders who hold their shares in tax-deferred/retirement accounts should not receive a Form 2439 directly, because the Form 2439 will be delivered internally to the brokerage firm’s custodian for retirement accounts. The brokerage firm/custodian will then use the Form 2439 information to file an IRS Form 990-T on behalf of such shareholders, which will allow such shareholders to receive a tax refund from the IRS for the taxes the Fund paid on their behalf. Depending on your brokerage firm/custodian, this process may occur automatically, but the Fund recommends that shareholders contact their brokerage firm’s/custodian’s internal tax departments to ensure this process is taking place. It typically takes several months to a year for brokerage firms/custodians to receive the refund and deposit it into shareholders’ tax-deferred/retirement accounts.

c.	Other tax-exempt shareholders can also receive refunds of the taxes paid on their behalf on the deemed distribution by filing IRS Form 990-T.

d.	Shareholders that are not U.S. tax residents should consult their own tax advisors as to the effect of the deemed distribution and the taxes paid on their behalf.

(3)	Shareholders will increase the adjusted tax basis in their stock by $1.98084248, equivalent to the deemed distribution of $2.50739554 per share less the 21% tax of $0.52655306 per share paid on their behalf.

Shareholders requiring further information about the impact of the deemed distribution on their state and/or local taxes should consult their tax advisors. The Fund does not provide tax advice to shareholders.

If I have questions about my individual tax situation, where can I get them answered?

The Fund does not provide tax advice to its stockholders. Please consult your personal tax advisor. The Fund is providing these questions and answers solely as a convenience to our shareholders.

About Source Capital

Source Capital is a closed-end investment company managed by First Pacific Advisors, LP. Its shares are listed on the New York Stock Exchange under the symbol “SOR.” The investment objective of the Fund is to seek maximum total return for shareholders from both capital appreciation and investment income to the extent consistent with protection of invested capital. The Fund may invest in longer duration assets like dividend paying equities and illiquid assets like private loans in pursuit of its investment objective and is thus intended only for those investors with a long-term investment horizon (greater than or equal to ~5 years).

You can obtain additional information by visiting the website at fpa.com, by email at crm@fpa.com, toll free by calling 1-800-982-4372, or by contacting the Fund in writing.

Important Disclosures

You should consider the Fund’s investment objectives, risks, and charges and expenses carefully before you invest.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful under the securities laws of any such state. In the event of a tender offer, there may be tax consequences for a stockholder. For example, a stockholder may owe capital gains taxes on any increase in the value of the shares over your original cost.

As with any stock, the price of the Fund’s common shares will fluctuate with market conditions and other factors. Shares of closed-end management investment companies frequently trade at a price that is less than (a “discount”) or more than (a “premium”) their net asset value. If the Fund’s shares trade at a premium to net asset value, there is no assurance that any such premium will be sustained for any period of time and will not decrease, or that the shares will not trade at a discount to net asset value thereafter. The Fund’s portfolio statistics and performance are available by visiting the website at https://fpa.com/fund/source-capital, by email at crm@fpa.com, toll free by calling 1-800-279-1241, or by contacting the Fund in writing.

Investments, including investments in closed-end funds, carry risks and investors may lose principal value. Capital markets are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, or economic developments. It is important to remember that there are risks inherent in any investment and there is no assurance that any investment or asset class will provide positive performance over time. Value style investing presents the risk that the holdings or securities may never reach our estimate of intrinsic value because the market fails to recognize what the portfolio management team considers the true business value or because the portfolio management team has misjudged those values. In addition, value style investing may fall out of favor and underperform growth or other style investing during given periods. Non-U.S. investing presents additional risks, such as the potential for adverse political, currency, economic, social or regulatory developments in a country, including lack of liquidity, excessive taxation, and differing legal and accounting standards. Non-U.S. securities, including American Depository Receipts (ADRs) and other depository receipts, are also subject to interest rate and currency exchange rate risks.

Fixed income instruments are subject to interest rates, inflation and credit risks. Such investments may be secured, partially secured or unsecured and may be unrated, and whether or not rated, may have speculative characteristics. The market price of the Fund’s fixed income investments will change in response to changes in interest rates and other factors. Generally, when interest rates rise, the values of fixed income instruments fall, and vice versa. Certain fixed income instruments are subject to prepayment risk and/or default risk.

Private placements, including private credit and loans, are instruments that are not registered under the federal securities laws, and are generally eligible for sale only to certain eligible investors. Private placements may be illiquid, and thus more difficult to sell, because there may be relatively few potential purchasers for such investments, and in certain cases, the sale of such investments may also be restricted under securities laws.

The Fund may use leverage. While the use of leverage may help increase the distribution and return potential of the Fund, it also increases the volatility of the Fund’s net asset value (NAV), and potentially increases volatility of its distributions and market price. There are costs associated with the use of leverage, including ongoing dividend and/or interest expenses. There also may be expenses for issuing or administering leverage. Leverage changes the Fund’s capital structure through the issuance of preferred shares and/or debt, both of which are senior to the common shares in priority of claims. If short-term interest rates rise, the cost of leverage will increase and likely will reduce returns earned by the Fund’s common stockholders.

This material has been distributed for informational purposes only and should not be considered as investment advice or a recommendation of any particular security, strategy or investment product. No part of this material may be reproduced in any form, or referred to in any other publication, without express written permission.